Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in Registration Statement Nos. 33-55285, 33-57801, 333-21867, 333-24955, 333-26621, and 333-185162 on Form S-3, and Registration Statement Nos. 33-57375, 333-00709, 333-01183, 333-38299, 333-41903, 333-41476, 333-41478, 333-48482, 333-74216, 333-151884, 333-151887, 333-166767, 333-166768, 333-191614 and 333-196262 on Form S-8 of Tenet Healthcare Corporation of our report dated June 10, 2015, with respect to the combined balance sheets of United Surgical Partners International Inc. and subsidiaries and European Surgical Partners Limited and subsidiaries as of December 31, 2014 and 2013, and the related combined statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2014, which report appears in this Amendment to Current Report (Form 8-K) of Tenet Healthcare Corporation.

/s/ KPMG LLP
July 8, 2015